Exhibit 99.1

Cynthia A. Demers – Corporate and Government Affairs
(480) 754 –4090

Steve Blum – Investor Relations
(480) 754-5040

The Dial Corporation Announces Completion of Sale of Argentina Business

Scottsdale, Ariz., June 30, 2003– The Dial Corporation (NYSE: DL) today announced that it has completed the divestiture of its Argentina business to The Value Brands Company de Argentina S.C.A. and TVBC S.P.A., entities designated by Southern Cross Group, a private equity investor in Argentina. The transaction was structured as the sale of assets of Dial Argentina, S.A., including the stock of its two subsidiaries, Sulfargen, S.A., and The Dial Corporation San Juan, S. A.

     In the fourth quarter of 2002, the Company recorded a $62.4 million after-tax loss from the pending sale of the Argentina business and classified it as a discontinued operation. The sale resulted in cash proceeds to Dial of approximately $7.0 million and tax benefits of approximately $61 million. The sale of the Argentina business does not impact previous earnings guidance for the second quarter and full year 2003.

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     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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